                                                                       Exhibit 5


                                February 5, 1997


Steck-Vaughn Publishing Corporation
4515 Seton Center Parkway, Suite 300
Austin, Texas 78759

Ladies and Gentlemen:

         The undersigned is general counsel to National Education Corporation, a Delaware corporation ("NEC"), which is the principal and majority stockholder of Steck-Vaughn Publishing Corporation, a Delaware corporation (the "Company"), and as such has assisted the Company with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration of 500,000 shares of the Common Stock, $.01 par value (the "Common Stock"), of the Company, for sale and issuance pursuant to the Company's 1993 Stock Option Plan As Amended (the "1993 Plan"). As such counsel, I have examined the proceedings proposed to be taken in connection with the 1993 Plan and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as I have deemed necessary or relevant as a basis for this opinion.

         Based on these examinations, it is my opinion that upon completion of the proceedings being taken or which I, as your counsel, contemplate will be taken prior to the sale and issuance of Common Stock, such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally and validly issued, fully paid and non-assessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Best regards,




                                           Philip C. Maynard
                                           Vice President, Secretary
                                           and General Counsel





                                       10